UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2021

SCIENTIFIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Utah	001-31990	87-0680657
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Weldon Street

Jersey City, New Jersey 07306

(Address of principal executive offices)

(852) 2530 - 2089

(Telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

 On May 10, 2021, Scientific Energy, Inc. (the “Company”) entered into a share purchase agreement (the “Purchase Agreement”), by and among the Company, Macao E-Media Development Company Limited, a company registered in Macao (“MED”), and the shareholders of MED (the “MED Shareholders” and, together with MED, the “Sellers”), whereby the Company acquired from the Sellers 98.75% of the issued and outstanding share capital of MED (the “MED Shares”).

As consideration for the MED Shares, the Company agreed to issue the Sellers, or its assigns, in a total of 131,337,500 shares of the Company’s restricted common stock, par value $0.01 per share, at a consideration of $0.50 per share, in the aggregate consideration of $65,668,750 (the “Purchase Price”).

As a result of this acquisition, MED becomes a 98.75% owned subsidiary of the Company.

A copy of the Share Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

MED was founded at Macau in 2011. Its main area of business includes food and grocery order-pickup-delivery services from local restaurants, supermarkets and hotels.

June 2016: AOMI App, officially owned and operated by MED, opens and becomes the sole local cooperative partner of Dianpin in Macau.

April 2017: AOMI App becomes the most downloaded app, and the most popular app in Apple App Store (Macau).

March 2018: MED’s monthly Gross Merchandise Volume (GMV) reaches $2.5 million US Dollars.

March 2019: MED’s monthly GMV amounts to $5 million US Dollars.

July 2020: MED’s monthly GMV exceeds $9 million US Dollars and its registered users reaches 400,000.

September 2020: “AOMI Supermarket” launches. Its three core businesses of “Food Delivery + Goods Shipment + Supermarket” are formed.

Within 2020, AOMI App reaches $100 million US Dollars in annual GMV. AOMI App serves approximately 2000 local restaurants or stores. Over 6 million users have downloaded AOMI App. Over 450,000 users have registered in AOMI App. MED’s Monthly Active User (MAU) reaches 300,000, and its maximum number of daily order/shipment has reached 18000. AOMI App has already established itself as the biggest and most successful food-delivery and local life platform in Macau. Meanwhile, MED has built a system of real time logistics and local delivery, which creates for the customers a life-style featured with convenience. At the same time, MED helps other business to increase their operation efficiency, and reduce their operation costs.

MED has five subsidiaries, each of which is in charge of respective area such as Development & Maintenance, Marketing & Operation, Logistics & Delivery, Payment & Clearance, Emerging Market Business Development. MED has over 500 employees, among which 300 are delivery man, and remaining 200 work as IT or management department.

The market share of AOMI App in Macau has reached over 70%, and MAU exceeds 200,000. MED carries out food delivery and coupon publishing/purchasing services to over 2,000 restaurants. MED has built solid strategic relationship with banks and other financial institutions, accepting multiple currencies including RMB, the Chinese currency, in its payment and clearance. MED has cumulated abundant experience of offline promotion and online operation over last several years. Therefore, MED is in the process of researching overseas market, and plans to duplicate AOMI pattern in the due course.

MED’s summarized financial information for the most recent two years is as follows (in U.S. dollars):

Balance Sheets:	December 31, 2020	December 31, 2019
Property, plant and equipment, net	$106,553	69,312
Long term investment	12,393	-
Intangible assets	776,002	512,993

Inventory	222,809	91,324
Amount due from related parties	500,235	302,968
Accounts receivable	565,665	274,799
Deposits, prepayment and other receivable	795,537	515,980
Cash and cash equivalents	1,434,916	1,124,119

Total assets	$4,414,110	2,891,494

Accounts payable	5,272,457	4,575,584
Advance from customers and other	1,670,154	1,993,113
Long term loan	1,150,321	426,317

Total liabilities	$8,092,932	6,995,014

Net liabilities	(3,678,822)	(4,103,520)

Statement of Operations:	December 31, 2020	December 31, 2019

Revenue	$19,161,158	10,836,069
Cost of sale	(10,540,789)	(7,244,446)
Gross profit	8,620,369	3,591,623
Operating expense	(8,996,671)	(5,822,202)
Net loss from operations	(376,302)	(2,230,579)

Other income (expense) , net	908,907	815,168
Net income (loss)	$532,607	(1,415,411)

Item 2.01 – Completion of Acquisition or Disposition of Assets

On May 10, 2021, the Company executed the Share Purchase Agreement with MED’s shareholders. The information contained in Item 1.01 of this Current Report on Form 8-K regarding the acquisition of MED is incorporated by reference into this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated by reference into this Item 3.02. The Company’s common stock shares were issued to the shareholders of MED in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Share Purchase Agreement dated May 10, 2021, by and among the Company, Macau E-Media Development Company Limited, and the shareholders of Macau E-Media Development Company Limited named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scientific Energy, Inc.

By: /s/ Stanley Chan

Stanley Chan

Chief Executive Officer

May 10, 2021

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